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                                  NORTH VALLEY
                                    BANCORP

North Valley Bancorp Increases Cash Dividend

December 9, 2002 - REDDING, CA.--(BUSINESS WIRE) - The Board of Directors of North Valley Bancorp (Nasdaq:NOVB), has declared a cash dividend of $0.14 (fourteen cents) per share. This represents an increase of over 16% over the previous quarterly dividend of $0.12 per share. The dividend is payable on January 2, 2003, to holders of record at the close of business on December 16, 2002.

        North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking products and services. In addition to depository services, North Valley Bank and Six Rivers Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.


For further information contact:

Michael J. Cushman                          Edward J. Czajka
President & Chief Executive Officer         Executive Vice President
(530) 226-2900    Fax: (530) 221-4877       & Chief Financial Officer


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